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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: David Jones
Team Health
Knoxville, Tennessee
(865) 693-1000

TEAM HEALTH ACQUIRES SPECTRUM HEALTHCARE RESOURCES

KNOXVILLE, Tennessee, May 1, 2002 - Team Health, the nation's leading provider of hospital-based physician services, announced today that it has completed the acquisition of Spectrum Healthcare Resources (SHR), a major provider of permanent healthcare professional staffing services to military healthcare facilities. This news follows the definitive agreement that was announced on March 30, 2002.

SHR currently provides over 3,125 healthcare professionals, including physicians, para-professionals, nurses, specialty technicians and administrative support personnel, to its 61 hospital and 31 free-standing clinic clients in 33 states. These providers and support personnel deliver a wide range of healthcare services to active duty and retired military personnel, and the dependents of both groups.

The acquisition of SHR was financed through a combination of existing cash and a new senior credit facility arranged by Banc of America Securities, LLC and Fleet National Bank. The new senior credit facilities provided $225 million of funded senior debt at closing as well as a $75 million revolver that remained unused at closing. The new financing arrangement replaces Team Health's previous $200 million senior credit facilities and retired the outstanding obligations of SHR under its prior credit agreement. Team Health's 12% Senior Subordinated Notes Due 2009 will continue to remain outstanding.

Lynn Massingale, M.D., FACEP, Team Health's president and chief executive officer, commented on the transaction, "We are delighted to have completed this acquisition. Our management group is excited to work with SHR's team members, who have demonstrated their commitment to their clients since 1988."

Cathy Vivirito, SHR's president and chief operating officer, says of this transaction, "We are pleased to join forces with such a well-respected organization that provides hospital-based staffing services. SHR remains committed to delivering consistent, quality services to the military health system and helping the military optimize use of its medical facilities. We look forward to drawing upon the expertise of Team Health to best serve the needs of the Department of Defense and Tricare beneficiaries."

Founded in 1979, Team Health is headquartered in Knoxville, Tennessee. With the SHR closing, Team Health is affiliated with over 7,000 healthcare professionals who provide emergency medicine, radiology, anesthesia, hospitalist, urgent care and pediatric staffing and management services to over 450 civilian and military hospitals, surgical centers, imaging centers and clinics in 41 states. For more information about Team Health and Spectrum, visit www.teamhealth.com and www.shrusa.com.

Statements in this document that are not historical facts are hereby identified as "forward looking statements" for purposes of the safe harbor provided by
Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") and
Section 27A of the Securities Act of 1933 (the "Securities Act"). Team Health, Inc. (the "Company") cautions readers that such "forward looking statements," including without limitation, those relating to the Company's future business prospects, revenue, working capital, liquidity, capital needs, interest costs and income, wherever they occur in this document or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Moreover, the Company, through its senior management, may from time to time make "forward looking statements" about matters described herein or other matters concerning the Company. The Company disclaims any intent or obligation to update "forward looking statements" to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.